EXHIBIT 99.1

KMP TO PURCHASE 100% OF TENNESSEE GAS PIPELINE
AND 50% OF EL PASO NATURAL GAS PIPELINE FOR APPROXIMATELY $6.22 BILLION

HOUSTON, Aug. 6, 2012 – Kinder Morgan Energy Partners, L.P. (NYSE: KMP), today announced that it will acquire 100 percent of Tennessee Gas Pipeline (TGP) and a 50 percent interest in El Paso Natural Gas (EPNG) pipeline from Kinder Morgan, Inc. (NYSE: KMI) for approximately $6.22 billion, including about $1.8 billion in assumed debt at TGP and approximately $560 million of proportional debt at EPNG.  The transaction, which is expected to close this month and be effective Aug. 1, was approved by the independent members of the boards of directors of both KMI and Kinder Morgan Management, LLC (NYSE: KMR) following the receipt by each board of separate fairness opinions from different investment banks.
The company previously announced that KMI would offer to sell (drop down) these assets to KMP to more than replace cash flow from certain assets KMP is divesting pursuant to an agreement KMI reached with the Federal Trade Commission in order to complete the El Paso Corporation acquisition.  KMP expects to complete the divestiture process during the third quarter of 2012.  It is anticipated that the combination of the divestitures and the dropdowns will be slightly accretive to KMP’s distributable cash flow in 2012 and nicely accretive thereafter.
“We are delighted to announce the drop down of two premier natural gas pipelines, which will generate substantial, stable cash flow to KMP and its unitholders for many years to come,” said Kinder Morgan Chairman and CEO Richard D. Kinder.  “TGP serves the Northeast and has access to the growing Marcellus and Utica shale plays, while EPNG serves much of the West, including southern California, Arizona and northern Mexico.  A number of expansion projects are already underway on both of these pipeline systems (see July 18, 2012, KMP earnings release) and we are pursuing additional opportunities.  This is a great transaction for both KMI and KMP.  KMP is purchasing world-class assets with tremendous growth opportunities at an attractive price, and KMI is reducing its debt outstanding and continuing to
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participate in the cash flows from the assets through its general and limited partner interests in KMP.”
KMP is purchasing the assets at about eight times 2012 EBITDA and expects that the purchase price will be an even lower multiple of 2013 EBITDA, given the full-year benefit of cost savings and expansion projects.  KMP plans to fund 10 percent of the transaction value, net of debt assumed, with KMP units that will be issued to KMI at closing valued at approximately $387 million.  The remaining value is expected to be funded with borrowings under a new $2.0 billion credit facility, and equity and debt issuances.  Any issuances of equity or debt post closing of this transaction, as well as proceeds from the assets to be divested that were noted above, will be used to repay the credit facility.  KMI intends to use the proceeds from the drop-down sales to reduce debt.
TGP is a 13,900-mile pipeline system with a design capacity of about 7.5 billion cubic feet (Bcf) per day.  It transports natural gas from Louisiana, the Gulf of Mexico and south Texas to the northeastern United States, including the metropolitan areas of New York City and Boston.  EPNG is a 10,200-mile pipeline system with a design capacity of about 5.6 Bcf per day.  It transports natural gas from the San Juan, Permian and Anadarko basins to California, other western states, Texas and northern Mexico.  Combined, TGP and EPNG have more than 200 Bcf of working natural gas storage capacity.
Kinder Morgan Energy Partners, L.P. (NYSE: KMP) is a leading pipeline transportation and energy storage company and one of the largest publicly traded pipeline limited partnerships in America.  It owns an interest in or operates approximately 29,000 miles of pipelines and 180 terminals.  The general partner of KMP is owned by Kinder Morgan, Inc. (NYSE: KMI).  Kinder Morgan is the largest midstream and the third largest energy company in North America with a combined enterprise value of approximately $100 billion.  It owns an interest in or operates approximately 75,000 miles of pipelines and 180 terminals.  Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle such products as ethanol, coal, petroleum coke and steel.  KMI owns the general partner interest of KMP and El Paso Pipeline Partners, L.P. (NYSE: EPB), along with
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limited partner interests in KMP, Kinder Morgan Management, LLC (NYSE: KMR) and EPB.  For more information please visit www.kindermorgan.com.
This news release includes forward-looking statements.  Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.

CONTACTS
Media Relations	Investor Relations
Larry Pierce	Mindy Mills Thornock
Media Relations	Investor Relations
(713) 369-9407	(713) 369-9490
larry_pierce@kindermorgan.com	mindy_thornock@kindermorgan.com www.kindermorgan.com

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